EXHIBIT 99.1

Applied Industrial Technologies Reports Fiscal 2013
Second Quarter Results and Increases Dividend

•	29% Increase in Net Income

•	10% Increase in Quarterly Dividend

CLEVELAND, OHIO (January 31, 2013) - Applied Industrial Technologies (NYSE: AIT) today reported second quarter fiscal 2013 sales and earnings for the three months ended December 31, 2012.

Net sales for the second quarter increased 3.4% to $589.5 million from $570.4 in the comparable period a year ago. Net income for the quarter increased to $27.0 million, or $0.64 per share, compared to $20.9 million, or $0.49 per share, last year.

For the six months ended December 31, 2012, sales increased 4.4% to $1.20 billion from $1.15 billion in the same period last year. Net income increased 19.6% to $56.6 million, or $1.33 per share, compared to $47.3 million, or $1.11 per share, last year.

Commenting on results, Applied's Chief Executive Officer Neil A. Schrimsher said, “With a modest increase in sales, our cost controls and efficiency gains helped generate a solid increase in earnings and profitability for the quarter. Our gross profit margin of 27.6% reflects a 30 basis point improvement over last year's second quarter, and our 6.9% operating margin represents a 110 basis point increase over the prior year period.

“While some of the recent macroeconomic headwinds will continue as we move into the second half of our fiscal year, we remain optimistic about the overall North American industrial economy for calendar 2013. We are focused on driving operating performance in the current environment and implementing programs that support our long-range strategic plan for growth and profitability - organically, via acquisition and through our technology investments.

“At the midpoint of our fiscal year, and given the current economic environment, we are now projecting earnings per share to be in the range of $2.70 to $2.90 on revenue growth expectations of 4% to 7%.”

In addition, Mr. Schrimsher announced today that the Company's Board of Directors declared a 10% increase in the quarterly cash dividend to $0.23 per common share. The dividend is payable on February 28, 2013, to shareholders of record on February 15, 2013. “We are confident in our ongoing business position, and we are committed to generating increased shareholder value, including paying an attractive dividend.”

The Company will host its quarterly conference call for investors and analysts at 10 a.m. ET on January 31. The call will be conducted by CEO Neil A. Schrimsher, President & COO Benjamin J. Mondics, and Vice President & CFO Mark O. Eisele. To join the call, dial 1-888-771-4371 or 1-847-585-4405 (for International callers) prior to the scheduled start using passcode 34021417. A live audio webcast can be accessed online at www.applied.com. A replay of the call will be available for two weeks by dialing
1-888-843-7419 or 1-630-652-3042 (International) using passcode 34021417.

With more than 500 facilities and 5,000 employee associates, Applied Industrial Technologies is a leading industrial distributor that offers more than four million parts to serve the needs of MRO and OEM customers in virtually every industry. In addition, Applied provides engineering, design and systems integration for industrial and fluid power applications, as well as customized mechanical, fabricated rubber and fluid power shop services. Applied also offers maintenance training and inventory management solutions that provide added value to its customers. Applied can be visited on the Internet at www.applied.com.

This press release contains statements that are forward-looking, as that term is defined by the Securities and Exchange Commission in its rules, regulations and releases. Forward-looking statements are often identified by qualifiers such as “will,” “expect,” “project,” and similar expressions. Applied intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors including trends in the industrial sector of the economy, and other risk factors identified in Applied's most recent periodic report and other filings made with the Securities and Exchange Commission. Accordingly, actual results may differ materially from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Company or any other person that the results expressed therein will be achieved. Applied assumes no obligation to update publicly or revise any forward-looking statements, whether due to new information, or events, or otherwise, except as required by law.
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For investor relations information, contact Mark O. Eisele, Vice President - Chief Financial Officer, at 216-426-4417. For corporate information, contact Julie A. Kho, Manager - Public Relations, at 216-426-4483.

APPLIED INDUSTRIAL TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED STATEMENTS OF CONSOLIDATED INCOME
(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2012	2011	2012	2011
Net Sales	$589,517	$570,397	$1,200,036	$1,149,971
Cost of sales	426,598	414,928	872,584	835,798
Gross Profit	162,919	155,469	327,452	314,173
Selling, distribution and administrative,
including depreciation	122,350	122,134	242,565	237,571
Operating Income	40,569	33,335	84,887	76,602
Interest expense, net	15	10	40	57
Other (income) expense, net	(427)	778	(886)	2,710
Income Before Income Taxes	40,981	32,547	85,733	73,835
Income Tax Expense	13,938	11,612	29,158	26,518
Net Income	$27,043	$20,935	$56,575	$47,317
Net Income Per Share - Basic	$0.64	$0.50	$1.35	$1.12
Net Income Per Share - Diluted	$0.64	$0.49	$1.33	$1.11
Average Shares Outstanding - Basic	42,052	41,965	42,009	42,181
Average Shares Outstanding - Diluted	42,494	42,634	42,486	42,801

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(1) Applied uses the last-in, first-out (LIFO) method of valuing U.S. inventory. An actual valuation of inventory under the LIFO method can only be made at the end of each year based on the inventory levels and costs at that time. Accordingly, interim LIFO calculations are based on management's estimates of expected year-end inventory levels and costs and are subject to the final year-end LIFO inventory determination.

There were no LIFO layer liquidation benefits recognized for the periods ended December 31, 2012 and 2011.

(2) On December 19, 2011, the Executive Organization and Compensation Committee of the Board of Directors froze participant benefits (credited service and final average earnings) and entry into the Supplemental Executive Retirement Benefits Plan (SERP) effective December 31, 2011. As a result, we incurred a curtailment loss of approximately $3.1 million in the quarter ended December 31, 2011.

APPLIED INDUSTRIAL TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)

	December 31,	June 30,
	2012	2012

Assets
Cash and cash equivalents	$51,845	$78,442
Accounts receivable, net of allowances of $8,106 and $8,332	304,628	307,043
Inventories	294,651	228,506
Other current assets	46,820	51,771
Total current assets	697,944	665,762
Property, net	85,596	83,103
Goodwill	105,026	83,080
Intangibles, net	100,914	84,840
Other assets	48,146	45,398
Total Assets	$1,037,626	$962,183

Liabilities
Accounts payable	$123,796	$120,890
Short-term debt	33,000
Other accrued liabilities	98,698	109,279
Total current liabilities	255,494	230,169
Other liabilities	60,020	59,883
Total Liabilities	315,514	290,052
Shareholders' Equity	722,112	672,131
Total Liabilities and Shareholders' Equity	$1,037,626	$962,183

APPLIED INDUSTRIAL TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED STATEMENTS OF CONSOLIDATED CASH FLOWS
(In thousands)

	Six Months Ended
	December 31,
	2012	2011

Cash Flows from Operating Activities
Net income	$56,575	$47,317
Adjustments to reconcile net income to net cash provided
by operating activities:
Depreciation and amortization of property	6,036	5,598
Amortization of intangibles	6,207	5,544
Amortization of stock options and appreciation rights	1,197	1,139
Gain on sale of property	(193)	(492)
Other share-based compensation expense	1,982	2,523
Changes in operating assets and liabilities, net of acquisitions	(42,766)	(33,246)
Other, net	(152)	1,833
Net Cash provided by Operating Activities	28,886	30,216
Cash Flows from Investing Activities
Property purchases	(6,843)	(14,022)
Proceeds from property sales	429	981
Net cash paid for acquisition of businesses, net of cash acquired	(63,165)	(1,241)
Deposits into escrow accounts for acquisition holdback payments	(2,890)
Net Cash used in Investing Activities	(72,469)	(14,282)
Cash Flows from Financing Activities
Borrowings under revolving credit facility	33,000
Purchase of treasury shares		(18,990)
Dividends paid	(17,737)	(16,077)
Excess tax benefits from share-based compensation	1,461	569
Acquisition holdback payments	(1,845)
Exercise of stock options and appreciation rights	497	154
Net Cash provided by (used in) Financing Activities	15,376	(34,344)
Effect of Exchange Rate Changes on Cash	1,610	(2,170)
Decrease in Cash and Cash Equivalents	(26,597)	(20,580)
Cash and Cash Equivalents at Beginning of Period	78,442	91,092
Cash and Cash Equivalents at End of Period	$51,845	$70,512